EXHIBIT 99.1
WSI Industries Reports Strong 4th Quarter & Year End Results
& Reinstatement of the Dividend Program
October 19, 2010—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for the fourth quarter ended August 29, 2010, of $5,856,000 versus the prior year fiscal 2009 fourth quarter of $3,993,000, or an increase of 47%. The Company’s net income in the current year’s fourth quarter was $348,000 or $.12 per diluted share as compared to the prior year’s quarter of $35,000 or $.01 per diluted share.
For the full year, sales for fiscal 2010 were $18,827,000, a slight increase over the prior year amount of $18,766,000. For fiscal 2010 the Company experienced net income of $637,000 or $.23 per diluted share compared to the prior year’s net loss of $159,000 or $.06 loss per diluted share.
Michael J. Pudil, chief executive officer, commented: “We are pleased to report a dramatic increase in sales and earnings in our fiscal 2010 fourth quarter as compared to the same period last year. WSI experienced a surge in activity in our fourth quarter, and due to the steps we have taken to streamline our costs and improve efficiencies, we were able to capitalize on the increase in activity. Looking forward, we anticipate that overall fiscal 2011 will also show improvement from fiscal 2010.”
The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable November 17, 2010 to holders of record on November 3, 2010. Pudil commented: “We are also pleased to announce the reinstatement of the dividend program that was suspended in January 2009 because of uncertain economic conditions. We believe that a consistent dividend program is a further sign of WSI’s financial strength and improved business outlook. It is our objective to reward our shareholders with cash dividends as well as increasing share appreciation while, at the same time, maintaining our strong financial position. We believe the dividend program helps us accomplish these goals.”
Benjamin Rashleger, president and chief operating officer, added “We are beginning to capitalize on our new business efforts over the past year. We announced in July that we were awarded an assembly program for a major defense contractor. We recently have successfully completed initial runs for two additional new customers, and have been qualified and approved for multiple new programs with each. One of these new customers will expand our penetration into the energy sector, while the other is in an entirely new market for WSI. In addition, we also have several opportunities that we are working on and hope to expand on the recent success of our new business efforts and the securing of additional new business for WSI.” Rashleger continued “To support both our new customers and increases in business with our current customers we are investing in our business in both capital equipment and human resources.” Rashleger concluded “We must remain focused on our ability to execute. We are making the necessary capital and personnel investments to best support our current customer demands, as well as making adjustments in our organization to be able to support future customers and their demands.”
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense market.
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For additional information:
Michael J. Pudil (CEO) or Benjamin Rashleger (President & COO) or Paul D. Sheely (CFO) 763-295-9202
The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
In thousands, except per share amounts

	Quarter ended		Year ended
	August 29,	August 30,	August 29,	August 30,
	2010	2009	2010	2009
Net Sales	$5,856	$3,993	$18,827	$18,766
Cost of products sold	4,462	3,293	15,080	16,395

Gross margin	1,394	700	3,747	2,371

Selling and administrative expense	778	552	2,425	2,226
Interest and other income	(6)	(7)	(33)	(23)
Interest and other expense	79	101	359	417

Net Income before taxes	543	54	996	(249)

Income tax expense (benefit)	195	19	359	(90)

Net income (loss)	$348	$35	$637	($159)

Basic earnings (loss) per share	$0.12	$0.01	$0.23	($0.06)

Diluted earnings (loss) per share	$0.12	$0.01	$0.23	($0.06)

Weighted average number of common shares outstanding	2,805	2,793	2,801	2,790

Weighted average number of common and dilutive potential common shares	2,805	2,793	2,801	2,790
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
In thousands

	August 29,	August 30,
	2010	2009
Assets:
Total Current Assets	$7,852	$7,971
Property, Plant, and Equipment, net	6,507	7,520
Intangible Assets	2,627	3,013

Total Assets	$16,986	$18,504

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,414	$4,568
Long-term debt	3,737	4,902
Shareholders’ equity	9,835	9,034

Total Liabilities and Shareholders’ Equity	$16,986	$18,504